As filed with the Securities and Exchange Commission on August 12, 2004.

Registration No. 333-103903

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRSTWAVE TECHNOLOGIES, INC.
(Exact name of issuer as specified in its charter)

Georgia (State of Incorporation)	58-1588291 (I.R.S. Employer Identification Number)

2859 Paces Ferry Road, Suite 1000
Atlanta, Georgia 30339
(770) 431-1200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard T. Brock
Chairman and Chief Executive Officer
Firstwave Technologies, Inc.
2859 Paces Ferry Road, Suite 1000
Atlanta, Georgia 30339
(770) 431-1200
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

James Walker IV, Esq.
Susan L. Spencer, Esq.
Morris, Manning & Martin, L.L.P.
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
(404) 233-7000

        Approximate date of commencement of proposed sale to the public: July 2003

        If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐ ________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus

1,075 Shares

Firstwave Technologies, Inc.

Common Stock

FIRSTWAVE TECHNOLOGIES, INC.

This Post-Effective Amendment No. 1 is being filed solely for the purpose of fulfilling Firstwave’s obligation under Title 17 of the Code of Federal Regulations, Section 229.512(a)(3), which requires the Company to remove from registration by means of a post-effective amendment any of the securities originally registered under the Securities Act of 1933, as amended, by the Registration Statement on Form S-3, File No. 333-103903, that remain unsold at the termination of the offering.  The offering relating to the above-referenced Registration Statement on Form S-3 terminated on July 25, 2004.  This Post Effective Amendment No. 1 is filed to remove from registration the 198,925 shares of Firstwave’s common stock of the originally registered 200,000 shares that remained unsold as of that date.

This Post-Effective Amendment No. 1 does not contain copies of the Prospectus included in the Registration Statement, but the information included herein will supersede the information provided under the heading “Selling Shareholders” to set forth the shareholders actually selling shares as part of this offering and the number of shares so sold.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholder, the number of shares of our common stock beneficially owned by such selling shareholder as of July 14, 2003 (prior to the offering of the shares pursuant to the Registration Statement on Form S-3, file no. 333-103903) and the maximum number of shares that were sold by such selling shareholder pursuant to the prospectus.  The original offering was for the sale of up to 200,000 shares received by the original list of potential selling shareholders.  The shares were issued to such shareholders in connection with Firstwave’s acquisition of Connect-Care.

Selling Shareholder	Shares owned prior to Offering	Shares Sold in Offering
Robert S. Morris	1,075	1,075

Mr. Morris owned less than one percent (1%) of the Company’s outstanding shares prior to the sale listed above.

Firstwave has not received any proceeds from the sale of the shares.

We have paid certain expenses in connection with the registration of the shares and have agreed to indemnify the selling stockholder against certain liabilities. The selling stockholder has paid all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 12, 2004.

FIRSTWAVE TECHNOLOGIES, INC.
By:	/s/ Richard T. Brock Richard T. Brock Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of August 2004.

SIGNATURE	TITLE
/s/ Richard T. Brock Richard T. Brock	Chairman and Chief Executive Officer
/s/ Judith A. Vitale Judith A. Vitale	Chief Financial Officer
/s/ Roger A. Babb Roger A. Babb	Director
/s/ Alan I. Rothenberg Alan I. Rothenberg	Director
/s/ Vincent J. Dooley Vincent J. Dooley	Director
/s/ David R. Simmons David R. Simmons	Chief Operating Officer and Director
/s/ John N. Spencer, Jr. John N. Spencer, Jr.	Director